EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Presents Analyses on Use of Healthcare Services for Seizure Clusters at American Epilepsy Society Annual Meeting

Ardsley, N.Y. – December 8, 2015 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced analyses from a study showing the effect of rescue medication for seizure clusters on both clinical outcomes and healthcare resource utilization. The study found there were more adverse outcomes and greater use of healthcare resources among those who did not always use a rescue medication to treat seizure clusters, compared to those who always used a rescue medication. Seizure clusters are defined as multiple, distinct seizures that occur over a 24-hour period. These analyses were presented at the 69th Annual Meeting of the American Epilepsy Society in Philadelphia, PA.

“These analyses suggest that rescue treatment of seizure clusters is associated with prevention of additional seizure activity,” said Enrique Carrazana, M.D., Chief Medical Officer of Acorda. “There are currently limited treatment options for people with epilepsy who experience seizure clusters, and these analyses underscore the urgent need for new treatments to improve outcomes.”

The poster, entitled “Association of Rescue Medication Use with Clinical Outcomes and Healthcare Resource Utilization in Patients with Seizure Clusters: A Retrospective Chart Review” (Poster 2.168), categorized people into three groups: those who used a prescribed rescue medication for every seizure cluster (Always Users), those who used medication for some clusters (Sometimes Users), and those who never used a rescue medication (Never Users). Researchers found that people who did not always use a rescue medication (Sometimes Users and Never Users) were more likely to experience adverse clinical outcomes and/or use more healthcare resources, compared to those who used rescue medication for every seizure cluster (Always Users).

“People who have a treatment plan in place and treat every seizure cluster generally had better outcomes and needed to use fewer healthcare resources, such as emergency room visits and inpatient admissions,” said David Squillacote, Executive Medical Director for Acorda and study author.

A second poster, “Demographics and Clinical Characteristics of Adult Patients Experiencing Seizure Cluster: A Retrospective Chart Review” (Poster 1.119), presented demographic and other patient characteristics. Researchers found that the

1 of 3

majority of these patients were male and only 31% used a seizure diary to monitor their seizure activity. The most common comorbidities were depression and anxiety disorder, while the most commonly reported seizure types were complex partial for partial seizures and tonic-clonic for generalized seizures.

About Seizure Clusters
Of the approximately 2.8 million people in the United States with epilepsy, it is estimated that about 175,000 experience seizure clusters, also known as acute repetitive seizures or bouts of increased seizure activity. These patients may experience seizure clusters even though they generally are on stable regimens of antiepileptic medications (AEDs). Many of these individuals do not find the currently available outpatient therapy acceptable and default to emergency room care or no care at all.

About Epilepsy
Epilepsy is a neurological condition that produces seizures affecting a variety of mental and physical functions. Seizures are symptoms of abnormal brain activity, and occur when a brief, strong surge of electrical activity affects part or all of the brain.

About Acorda Therapeutics
Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders.

Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg. The Company has one of the leading pipelines in the industry of novel neurological therapies. Acorda is currently developing a number of clinical and preclinical stage therapies. This pipeline addresses a range of disorders including post-stroke walking deficits, Parkinson’s disease, epilepsy, heart failure, MS and spinal cord injury.

For more information, please visit the Company’s website at: www.acorda.com.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the ability to realize the benefits anticipated from the Civitas transaction and to successfully integrate Civitas' operations into our operations; our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301, Plumiaz (diazepam) Nasal Spray, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, Plumiaz, or any other products under development; we may need to raise additional funds to finance our expanded

2 of 3

operations and may not be able to do so on acceptable terms; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen International GmbH in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and, failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

3 of 3